===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               XTRA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                               XTRA CORPORATION
                                60 State Street
                          Boston, Massachusetts 02109

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               JANUARY 26, 2000

To the Stockholders:

  The 2000 Annual Meeting of Stockholders of XTRA Corporation will be held at the offices of Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts, on Wednesday, January 26, 2000, at 10:00 A.M. for the following purposes:

  1. To elect a Board of Directors for the ensuing year.

  2. To approve amendments to the XTRA Corporation 1997 Stock Incentive Plan to: (i) increase the number of shares reserved for issuance under the plan from 500,000 to 1,150,000 and (ii) increase the number of shares for which options or stock appreciation rights may be granted to any individual in any calendar year from 100,000 to 200,000.

  3. To approve amendments to the 1991 XTRA Corporation Stock Option Plan for Non-Employee Directors to: (i) increase the number of shares covered by options awarded annually to directors from 1,000 to 3,000 and (ii) increase from 4,000 to 6,000 the number of shares for which options will be awarded to newly elected directors.

  4. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on December 6, 1999, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

  Whether or not you expect to attend the meeting in person, we urge you to sign and date the enclosed proxy and return it promptly in the envelope provided.

                                          By order of the Board of Directors

                                          THOMAS A. GIACCHETTO, Secretary

December 22, 1999

                               XTRA Corporation
                                60 State Street
                          Boston, Massachusetts 02109

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors for use at the 2000 Annual Meeting of Stockholders of XTRA Corporation, a Delaware corporation (the "Company"), on Wednesday, January 26, 2000, and at any adjournments thereof. You can ensure that your shares are voted by signing and returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by a written revocation received by the Secretary, by a subsequently dated proxy or by oral revocation delivered in person to the Secretary at the meeting. This proxy statement and the enclosed proxy will be mailed to stockholders commencing on or about December 22, 1999.

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for no fewer than five Directors and no more than twelve, as determined by the Directors. The Board of Directors has fixed the number of Directors for the ensuing year at six. The Board of Directors recommends that each of the nominees for Director, all of whom are now serving as Directors of the Company and are described below, be reelected as a Director of the Company. Each Director to be elected will serve until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. The accompanying proxy will be voted for the election of the following nominees unless authority to vote is withheld by marking the box entitled "WITHHELD" on the enclosed proxy. Authority to vote for any individual nominee may be withheld by writing the name of the nominee in the space provided on the enclosed proxy. If any nominee is unable to serve, which is not anticipated, or should any vacancy arise for whatever reason, the persons named as proxies intend to act with respect to the filling of that office by voting the shares to which the proxy relates for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may in their discretion determine. Alternatively, in any such situation, the Board of Directors may take action to fix the number of Directors for the ensuing year at the number of nominees named herein who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent the authority to so vote is withheld.

Information with Respect to Director Nominees

Michael D. Bills                                            Director since 1997

815 Broomley Road
Charlottesville, VA 22901

  Mr. Bills, age 42, teaches at the University of Virginia's McIntire School of Commerce. From 1995 to 1999, Mr. Bills was Chief Operating Officer and Senior Managing Director of Tiger Management L.L.C., an investment management company. From 1991 to 1995, Mr. Bills taught at both the University of Virginia's Darden Graduate School of Business Administration and the McIntire School of Commerce. From 1986 to 1991, Mr. Bills served as Managing Director of Tiger Management L.L.C. Previously, Mr. Bills was employed by Goldman, Sachs & Co. from 1981 to 1986. Mr. Bills currently serves as Director of the India Magnum Fund, an investment fund managed by Morgan Stanley & Co.

  Member of Executive and Nominating Committees.

H. William Brown                                            Director since 1996

4137 Jackson Drive
Lafayette Hill, PA 19444

  Since 1997, Mr. Brown, age 61, has been Chief Financial Officer of Maritrans Inc., a shipping company engaged in petroleum transportation. From 1992 through 1996, Mr. Brown was Vice President-Finance & Administration and Chief Financial Officer of Consolidated Rail Corporation, then one of the largest railroad companies in North America. From 1986 to 1992, Mr. Brown served as Senior Vice President--Finance of Consolidated Rail Corporation. Previously, Mr. Brown served in various other executive capacities with Consolidated Rail Corporation from 1978 until 1986. Mr. Brown was a member of the Board of Governors of The Philadelphia Stock Exchange until he retired in September 1997.

  Chairman of Nominating Committee and member of Audit Committee.

Michael N. Christodolou                                     Director since 1998

Barbnet Investment Co.
201 Main Street, Suite 3200
Fort Worth, Texas 76102

  Since 1993, Mr. Christodolou, age 38, has been Director of Equity Investments for Barbnet Investment Co., formerly Thomas M. Taylor & Co., an investment consulting firm providing services to entities associated with the Bass family. From 1988 to 1993, Mr. Christodolou was an investment analyst for Thomas M. Taylor & Co. Mr. Christodolou currently serves as Director of Lindsay Manufacturing Co., a manufacturer of agricultural irrigation systems.

  Chairman of Audit Committee and member of Compensation Committee.

Robert B. Goergen                                           Director since 1990

Blyth Industries, Inc.
100 Field Point Road
Greenwich, CT 06830

  Since 1990, Mr. Goergen, age 61, has been Chairman of the Board of Directors of the Company. Since 1976, he has been Chairman of the Board and Chief Executive Officer of Blyth Industries, Inc., a manufacturer and importer of candles and home decorating accessories. Since 1979, Mr. Goergen has been the general partner or president of various Ropart entities whose business is investing in securities for their own account. Mr. Goergen is a Director of Bank of America Illinois, a subsidiary of Bank of America. Mr. Goergen serves as a Director of Bionutrics, Inc. a biopharmaceutical company. He is also Chairman of the Board of Trustees of the University of Rochester.

  Chairman of Executive Committee and member of Compensation Committee.

Lewis Rubin                                                 Director since 1990

XTRA Corporation
60 State Street
Boston, MA 02109

  Since 1990, Mr. Rubin, age 61, has been Chief Executive Officer and President of the Company. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment. Mr. Rubin serves as a Director of Hexcel Corp., a company engaged in the manufacture of composite materials.

  Member of Executive Committee.

Martin L. Solomon                                           Director since 1990

P.O. Box 70
Coconut Grove, FL 33233

  Since 1997, Mr. Solomon, age 63, has been the Chairman and Chief Executive Officer of American Country Holdings Inc., an insurance company holding company. Since 1990, Mr. Solomon has been a private investor. From 1988 to 1990, he was a Managing Director and general partner of Value Equity Associates, I, L.P., an investment partnership. From 1985 to 1987, Mr. Solomon was an investment analyst and portfolio manager with Steinhardt Partners, an investment partnership. From 1985 to 1996, Mr. Solomon was a Director and Vice Chairman of the Board of Great Dane Holdings, Inc., a company engaged in the manufacture of transportation equipment, automobile stamping and the leasing of taxis and insurance. Mr. Solomon serves as a Director of Hexcel Corp., a company engaged in the manufacture of composite materials, Telephone and Data Systems, Inc., a diversified telecommunications service company with established wireless and wireline operations, and MFN Financial Corporation, an installment loan finance company.

  Chairman of Compensation Committee and member of Audit and Nominating Committees.

Committees of the Board of Directors

  The Board of Directors of the Company has established the following committees to assist it in the discharge of its responsibilities.

  The Audit Committee, none of whose members is an employee of the Company, annually recommends to the Board of Directors the appointment of a firm of independent auditors to audit the financial statements of the Company. In addition, the Committee meets with such independent auditors, the Company's internal auditor, the Chief Executive Officer and the principal financial, accounting and legal personnel of the Company to review the scope and results of the annual audit, the amount of audit fees, the Company's internal accounting controls, the Company's financial statements contained in the Company's Annual Report to Stockholders and other related matters. Messrs. Christodolou (Chairman), Brown and Solomon currently serve as members. The Audit Committee held 4 meetings in fiscal year 1999.

  The Compensation Committee is charged with the duty of review and subsequent recommendation to the Board on matters concerning the individual compensation of the most highly paid employees of the Company and administers certain employee benefit plans. Messrs. Solomon (Chairman), Christodolou and Goergen currently serve as members. The Compensation Committee held 5 meetings during fiscal year 1999.

  The Board of Directors has an Executive Committee, which has authority to act for the full Board of Directors on most matters during intervals between meetings of the Board of Directors, Messrs. Goergen (Chairman), Bills and Rubin currently serve as members. The Executive Committee did not meet during fiscal 1999.

  The Board of Directors also has a Nominating Committee, which held 2 meetings during fiscal 1999. The Nominating Committee has authority to recommend potential Board members and the reelection or nonreelection of directors at the expiration of their respective terms, to present annually a slate of officers for the Board and to make additional nominations as vacancies occur, and to recommend appointments to standing Committees. The Nominating Committee will consider recommendations for director nominees submitted by stockholders by timely written notice received by the Secretary of the Company in advance of the applicable stockholder meeting. See "Stockholder Proposals and Director Nominations" below. Messrs. Brown (Chairman), Bills and Solomon currently serve as members.

  The full Board held 10 meetings during fiscal year 1999.

Stock Ownership by Directors and Executive Officers

  The following table sets forth the number of shares of the Company's Common Stock, $.50 par value, beneficially owned by each current Director, Director nominee, by each of the executive officers named in the Compensation Tables, and by all Directors and executive officers as a group on November 9, 1999.

                                         Amount and Nature of       Percent
Name of Beneficial Owner              Beneficial Ownership(1)(2) of Class(1)(2)
------------------------              -------------------------- --------------
Jordan L. Ayers                                 18,500                  *
Michael D. Bills                                 5,145                  *
Jeffrey R. Blum                                 37,000                  *
H. William Brown                                 6,000                  *
Michael N. Christodolou                          6,230                  *
William H. Franz                               145,000                  1%
Robert B. Goergen                               55,352(3)               *
Lewis Rubin                                    387,722                  3%
Michael J. Soja                                115,534                  *
Martin L. Solomon                               45,873                  *
All Directors and Executive Officers
 as a group, including
 those named above (13 persons)                879,523                  7%

--------
*  Less than 1%.
(1) For purposes of determining beneficial ownership of the Company's Common Stock, $.50 par value, options exercisable within 60 days have been included as follows: Mr. Ayers -- 14,750, Mr. Bills -- 5,145, Mr. Blum -- 30,750, Mr. Brown -- 6,000, Mr. Christodolou -- 6,230, Mr. Franz -- 132,500, Mr. Goergen -- 3,500, Mr. Rubin -- 315,000, Mr. Soja -- 95,000,
    Mr. Solomon -- 9,793, all directors and executive officers -- 665,835. Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.
(2) Includes ownership of restricted shares of the Company's Common Stock, in the following amounts: Mr. Ayers -- 3,750; Mr. Blum -- 6,250; Mr. Franz -- 12,500; Mr. Rubin -- 25,000; and Mr. Soja -- 6,250.
(3) Includes 2,824 shares of Common Stock owned by Mr. Goergen's wife, 700 shares held in trust for the benefit of Mr. Goergen's mother and 10,000 shares held by The Goergen Foundation. Mr. Goergen disclaims beneficial ownership of such shares.

            Compensation Committee Report on Executive Compensation

The Compensation Committee

  The Compensation Committee of the Board of Directors is responsible for the administration of the Company's executive compensation program. The Committee is made up of three Directors who are not employees of the Company. It is responsible for setting the compensation levels of the Company's Chief Executive Officer and other senior executives, including the executives named in the Summary Compensation Table. The Committee is also responsible for the administration of certain compensation and benefit plans. The Committee met 5 times during the year ended September 30, 1999.

Compensation Philosophy

  The Committee believes that the Company's executive compensation program should attract and retain talented executives. The Committee provides its executives with the opportunity to earn significant compensation if the Company and the individual meet or exceed challenging performance goals. This strategy has helped the Company attract, retain and motivate high quality executives who have developed and implemented a successful business strategy which has increased earnings per share from $1.00 in fiscal 1991 to $2.49 in fiscal 1999, an increase of 149%. The Company's earnings per share in fiscal 1999 before one-time charges would have been $4.16, an increase of 316%. The Committee periodically reviews a number of independent compensation surveys as guidelines to determine competitive pay practices. The survey data is reviewed directly and is also summarized by independent compensation consultants. Generally, the survey data used is for transportation related companies of similar size to the Company and based in the United States. However, since the Company's competition for executive talent is not limited to the transportation industry, compensation data for other companies of similar size is also considered. The survey data used to assess the Company's executive compensation includes some companies that are part of the Dow Jones Transportation Index as well as other transportation and non-transportation companies.

  The income tax deductions of publicly traded companies may be limited to the extent total compensation for particular executive officers exceeds $1 million during any year. This deduction limit, however, does not apply to payments which qualify as "performance based." The Committee has reviewed the regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation. However, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service's requirements for deductibility.

  The Committee believes that the total compensation provided to the Company's executives is both prudent and competitive. Also, the Committee believes that the program has helped to successfully focus XTRA's executive team on increasing Company performance and stockholder value.

Base Salaries

  Base salaries are determined at the discretion of the Committee based on a review of competitive market pay practices, performance evaluations and expected future individual contributions. The Committee uses the median of the range of base salaries from independent compensation surveys to target the Company's base salary levels. However, it also considers an individual's unique position, responsibilities and performance in setting salary levels. In reviewing individual performances, the Committee considers the views of the Chief Executive Officer, Mr. Lewis Rubin, with respect to other executive officers.

  During fiscal 1999, the Committee increased the base salary levels of senior executives, other than the CEO, on average 12% after the Committee considered, but did not formally weigh, inflation, corporate performance, employee performance and competitive conditions.

Annual Incentives

  Annual incentives are paid primarily through the Company's Economic Profit Incentive Plan (the "Economic Profit Plan"). The Economic Profit Plan's objectives are to enhance commitment to the long-term success of the Company by linking personal financial rewards to the growth of value of the Company, by increasing the Company's Economic Profit (as defined below), and to increase the Company's ability to attract and retain key executives. Under the Economic Profit Plan, annual incentives are determined by establishing target incentive awards based on a percentage of base salary. Actual earned bonus awards are based on corporate performance or divisional performance depending upon the responsibilities of the participant. Corporate and divisional performance are measured by the growth of Economic Profit by comparing the actual Economic Profit against a target Economic Profit as designated by the Committee. The term "Economic Profit" is defined as after-tax operating profit (before interest expense), less a capital charge for all capital invested in the Company or division, as applicable. The term "capital charge" is defined as the Company's weighted average, after-tax, cost of capital, representing a blend of the Company's equity and debt capital cost.

  Earned bonus awards for corporate executives, other than the CEO, are determined based on Company performance (weighted 100%). The annual awards for Mr. William H. Franz and Mr. Jordan L. Ayers, each of whom also serve as divisional presidents, are determined based on Company performance (weighted 25%), and division performance (weighted 75%). The Committee sets the annual award for the CEO directly based on Company performance (weighted 100%).

  Annual incentive target awards for the CEO and the other executives named in the Summary Compensation Table range from 30% to 60% of salary. For fiscal 1999 only, each participant's bonus percentage was increased by 50% and hence the range of annual incentive target awards was 45% to 90%. Actual cash awards may be up to 1.5 times the target awards plus 33% of any positive amount in the participant's bonus reserve account, an account maintained for each participant which carries forward any earned but unpaid bonuses from prior years. This bonus reserve account may also contain a negative balance from prior years, in such cases the negative amount must be offset against any positive bonuses earned. The Committee approved earned bonus awards for the named executives, other than the CEO, that averaged 85% of the fiscal 1999 targeted award levels. The annual incentive for the CEO is discussed under the CEO Compensation section.

Long-Term Incentives

  From time to time, the Committee has granted stock options and restricted shares to the Company's executives in order to align their interests with the interests of stockholders. Since stock options are granted at market price, the value of the stock options is wholly dependent on an increase in the price of the Company's Common Stock. Stock options are considered effective long-term incentives by the Committee because an executive is rewarded only if the value of the Company's Common Stock increases, thus increasing stockholder value. In determining grants of stock awards for executives, the Committee has reviewed competitive data of long-term incentive practices at other transportation related companies and companies of similar size to the Company but in other industries. The Committee has also taken into account the level of past stock compensation grants and the value of those grants in determining awards for the Company's executives.

  On December 7, 1998, the Committee recommended the grant of options covering 191,250 shares of the Company's Common Stock and 63,750 restricted shares of the Company's Common Stock to certain key members of senior management. The number of stock awards granted was based on the Committee's review of the individual executive's position and potential within XTRA, and the level of past stock compensation awards granted to the individual executive.

CEO Compensation

  For fiscal 1999, the Committee awarded an annual incentive award that was 47% of Mr. Rubin's fiscal 1999 target annual incentive. The Committee also awarded Mr. Rubin a stock option grant of 75,000 shares and 25,000 restricted shares of the Company's Common Stock during fiscal 1999. The awards were determined by the Committee after considering competitive stock award practices as well as Mr. Rubin's individual performance and previous stock compensation awards. In evaluating the CEO's individual performance, the Committee considered, but did not formally weigh, the financial progress that the Company has made as measured by the growth of Economic Profit and earnings per share as well as the factors described above under "Compensation Philosophy".

                                          Martin L. Solomon, Chairman
                                          Michael N. Christodolou
                                          Robert B. Goergen

Executive Compensation Table

                          Summary Compensation Table

  The following information is given regarding compensation earned by the Chief Executive Officer and the four other most highly compensated executive officers of the Company with respect to the 1999, 1998 and 1997 fiscal years.

                                                                   Long-Term
                                   Annual Compensation        Compensation Awards
                              ------------------------------ ---------------------
                                                             Restricted Securities
Name and                                        Other Annual   Stock    Underlying    All Other
Principal Position       Year  Salary   Bonus   Compensation Awards(1)   Options   Compensation(2)
------------------       ---- -------- -------- ------------ ---------- ---------- ---------------
Lewis Rubin              1999 $587,500 $344,477      --        25,000     75,000       $14,250
 President and Chief     1998  537,500  593,684      --            --         --        14,249
 Executive Officer       1997  504,166  329,848      --            --    100,000        11,250

William H. Franz         1999  316,250  371,520      --        12,500     37,500        14,250
 Vice President,         1998  283,750  232,714      --            --         --        14,249
 XTRA Lease              1997  255,000  143,903      --            --     45,000        11,250

Michael J. Soja          1999  246,250   84,393      --         6,250     18,750        14,250
 Vice President and      1998  232,150  163,866      --            --         --        14,249
 Chief Financial Officer 1997  221,450   84,515      --            --     26,250        11,250

Jordan L. Ayers          1999  156,750   94,830      --         3,750     11,250        12,260
 Vice President,         1998  130,570   53,946      --            --      2,500        11,760
 XTRA Intermodal         1997  125,750   68,691      --            --      1,500        10,690

Jeffrey R. Blum          1999  185,000   53,335      --         6,250     11,250        14,250
 Vice President,         1998  165,000  110,564      --            --      6,000        14,249
 Planning and            1997  145,000   47,433      --            --      3,000        11,250
 Development

--------
(1) The restricted stock awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(2) The amounts shown for each named officer for fiscal 1999 include matching Company 401(k) contributions and the Company's contribution under its defined contribution 401(k) plan, as follows: Mr. Rubin: $4,800 and $9,450; Mr. Franz: $4,800 and $9,450; Mr. Soja: $4,800 and $9,450; Mr.
    Ayers: $4,540 and $7,720; and Mr. Blum: $4,800 and $9,450.

  Agreement with Mr. Rubin. On July 1, 1994, the Company entered into an Individual Pension Agreement with Mr. Rubin pursuant to which the Company will pay Mr. Rubin an annual life benefit of $100,000 if he continues to serve as Chief Executive Officer of the Company until age 65. In the event of a Change of Control, the Company has agreed to pay Mr. Rubin a lump sum payment equal to the present value of such annual benefit in the event his employment with the Company is terminated within the two year period following the date of the Change of Control. A Change of Control under the agreement generally includes the following events: (i) a person or group becomes the beneficial owner of more than 40% of the voting power of the Company's securities, (ii) a change of control required to be reported under certain provisions of the Securities and Exchange Act of 1934, (iii) a consolidation, merger or other reorganization (other than (a) in which the voting power immediately before continues to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), a sale of all or substantially all assets or a plan of liquidation, and (iv) continuing directors cease to be a majority of the Board of Directors. In the event Mr. Rubin dies while serving as Chief Executive Officer or after he becomes entitled to benefits under the agreement, his surviving spouse, if any, would be entitled to certain survivor benefits. Mr. Rubin would forfeit all benefits in the event he joins the board of directors or becomes an executive officer of a competitor of the Company within two years after the date of termination of his employment with the Company, other than termination following a Change of Control.

  Severance Agreements. On June 18, 1999, the Company entered into amended and restated severance agreements with Messrs. Rubin, Franz, Soja and Blum, providing each of them with severance benefits upon certain terminations of their employment with the Company. Such agreements provide that if, within twenty-four months following a Significant Transaction, the executive's employment with the Company is terminated either by the Company (other than for "cause", as defined in the agreements) or by such executive for "good reason" (as defined in the agreements), the executive would receive a severance payment equal to two times the executive's annual base salary (at the rate in effect immediately prior to the date of termination) and his annualized average bonus amount for the prior two fiscal years and the portion of any year in which the termination occurs. In addition, the agreements provide for the immediate vesting of all bonus awards, stock options, etc. For a period of two years following any such termination of employment, the executive would be entitled to participate in all welfare benefit plans (other than disability) provided by the Company. The term Significant Transaction as defined in the agreements generally includes the following events: (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (or, in the case of Mr. Franz, XTRA Lease), unless (a) the voting power immediately prior to such transaction continues to represent 50% or more of the voting power thereafter, (b) no individual or group would acquire 30% or more of the voting power, and (c) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the Board at the time of the execution of the initial agreement or of the action of the Board, providing for such transaction; or (ii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company (or, in the case of Mr. Franz, XTRA Lease, other than a liquidation or dissolution of such subsidiary into the Company or any subsidiary of the Company). The severance agreements further provide for a "gross-up" under which, if amounts paid under such agreements would be subject to a federal excise tax on "excess parachute payments," the Company will pay such executives an additional amount of cash so that, after payment of all such taxes by the employee, the employee will have received the amount he would have received in the absence of any such tax.

                            Option/SAR Grants Table

  The table below includes for the individuals named in the Summary Compensation Table certain information concerning individual grants of stock options made during fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                   Grant Date
                                 Individual Grants                   Value
                  ------------------------------------------------ ----------
                                   % of Total
                     Number of      Options    Exercise
                    Securities     Granted to  or Base             Grant Date
                    Underlying    Employees in  Price   Expiration  Present
      Name        Options Granted Fiscal Year   ($/Sh)     Date     Value(1)
      ----        --------------- ------------ -------- ---------- ----------
Lewis Rubin           75,000           18%     $46.625   12/6/03   $1,119,097
William H. Franz      37,500            9       46.625   12/6/03      559,549
Michael J. Soja       18,750            5       46.625   12/6/03      279,774
Jordan L. Ayers       11,250            3       46.625   12/6/03      167,865
Jeffrey R. Blum       18,750            5       46.625   12/6/03      279,774

--------
(1) This is a hypothetical valuation as of the grant date using a modified Black-Scholes valuation formula pursuant to Securities and Exchange Commission regulations and does not reflect the actual value of the option awards at any given time. The Black-Scholes model assumed (a) an option term of 5 years, (b) a risk-free interest rate of 4.4% (the yield on 5-year U.S. Treasury securities), (c) a standard deviation of stock-return of 26%, and (d) a dividend yield of 0%. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option.

                      Aggregate Option/SAR Exercises and
                    Fiscal Year End Option/SAR Value Table

  The table below includes for the individuals named in the Summary Compensation Table certain information concerning each exercise of stock options during fiscal 1999 and the fiscal year-end value of unexercised options.

                        Aggregate Option Exercises and
                      Fiscal Year End Option Value Table

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                   Options at Fiscal      In-the-Money Options at
                                                     Year End (#)         Fiscal Year End ($)(1)
                  Shares Acquired    Value     ------------------------- -------------------------
      Name        on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
      ----        --------------- ------------ ----------- ------------- ----------- -------------
Lewis Rubin              --            --        306,667       8,333          --           --
William H. Franz         --            --        130,000       2,500          --           --
Michael J. Soja          --            --         92,500       2,500          --           --
Jordan L. Ayers          --            --         13,583       2,000          --           --
Jeffrey R. Blum          --            --         27,750       5,000          --           --

--------
(1) Based on share price of $39.75, which was the closing price for a share of the Company's Common Stock on September 30, 1999.

                            Stock Performance Graph

  The graph below compares cumulative total shareholder returns for the Company for the preceding five fiscal years with the S&P 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested.

                               XTRA Corporation
                     Comparison of Cumulative Total Return
                     Fiscal Year Ending September 30, 1999





                             [GRAPH APPEARS HERE]


                                                      CUMULATIVE TOTAL RETURN
                                        ---------------------------------------------------
                                         9/93     9/94     9/95     9/96     9/97     9/98
XTRA CORPORATION                        100.00   108.30    95.03    92.18   126.08   104.26
S & P 500                               100.00   103.69   134.53   161.89   227.37   247.93
DOW JONES TRANSPORTATION AVERAGE        100.00    93.19   124.26   133.42   203.68   176.11

Compensation of Directors

  The Company pays its directors, other than the Chairman, a monthly retainer of $1,375. The Chairman of the Board is paid a monthly retainer of $5,000. All directors are paid a fee of $1,250 for each meeting of the Board of Directors attended in person or by telephone. In addition, Committee chairmen and members receive $1,250 for each Committee meeting attended. A monthly retainer of $417 is also paid to Committee chairmen. Mr. Rubin, as an officer, does not receive fees for attendance at Committee meetings. Non-employee Directors may elect to defer part or all of their director's fees pursuant to the Company's Deferred Director Fee Option Plan.

  Deferred Director Fee Option Plan -- The Company's Deferred Director Fee Option Plan (the "1993 Plan") permits non-employee directors to choose between receiving their fees from the Company in the form of cash or non-qualified stock options. The option exercise price is 50% of the fair market value of the shares at the time the options are awarded and the amount of shares is determined by dividing the directors' fees by the exercise price. Messrs. Bills, Brown, Christodolou and Solomon have elected to participate in the 1993 Plan. At November 9, 1999, there were outstanding options to purchase 11,300 shares of the Company's Common Stock at an average option exercise price of $22.41.

  During fiscal 1999, the following directors were awarded stock options pursuant to the 1993 Plan:

                                        Securities
                               Date of  Underlying Exercise
      Name                      Grant    Options    Price
      ----                     -------- ---------- --------
      Michael D. Bills         12/31/98    145      $20.66
                                2/19/99    835       19.75

      H. William Brown          2/19/99    823       19.75

      Michael N. Christodolou  12/31/98    678       20.66
                                2/19/99    987       19.75

      Martin L. Solomon        12/31/98    823       20.66
                                2/19/99    987       19.75

  Stock Option Plan for Directors -- The Company has established the 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan"), pursuant to which each of the then current directors who was not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of Common Stock upon adoption of the 1991 Plan. The Plan also provides initial grants to newly elected directors for options covering 4,000 shares of the Company's Common Stock. Following the initial grant, each person who is an Eligible Director on the day immediately succeeding the day of each annual meeting of stockholders of the Company will receive options covering 1,000 shares (subject to the maximum number of shares available under the 1991 Plan) of Common Stock on such date. On November 9, 1999, the Board of Directors adopted amendments (the "Amendments") to the 1991 Plan and directed that they be submitted to the stockholders for approval at the 2000 Annual Meeting of Stockholders. The Amendments would (i) increase from 1,000 to 3,000 the number of shares for which options will be awarded annually to directors, and (ii) increase from 4,000 to 6,000 the number of shares for which options will be awarded to newly elected directors. See Proposal 3 "Approval of Amendments to the XTRA Corporation 1991 Stock Option Plan for Non-Employee Directors" below for additional information. The exercise price of each option is 100% of fair market value (as defined in the 1991 Plan) on the date of award. At November 9, 1999 there were outstanding options to purchase 28,000 shares of the Company's Common Stock under the 1991 Plan at an average option exercise price of $48.38. The exercise price of the options for 1,000 shares awarded to each such director following the 1999 Annual Meeting of Stockholders was $39.50 per share. Options become exercisable on the earlier of (i) the first anniversary of the date of grant or (ii) the date immediately prior to the date of the next annual meeting of stockholders following the grant date provided that such date is at least 355 days after such grant date. 100,000 shares have been authorized for delivery upon exercise of options under the 1991 Plan. The 1991 Plan is administered by the Compensation Committee of the Board of Directors.

                                  PROPOSAL 2

       APPROVAL OF AMENDMENTS TO THE COMPANY'S 1997 STOCK INCENTIVE PLAN

  On November 9, 1999, the Board approved, and is submitting for stockholder approval, a proposal to approve amendments to the XTRA Corporation 1997 Stock Incentive Plan (the "Plan") that would (i) increase from 500,000 to 1,150,000 the number of shares reserved for issuance under the Plan and (ii) increase the number of shares for which options or stock appreciation rights may be granted to any one individual in any calendar year from 100,000 to 200,000. The Board believes that it is important to make these amendments in order to continue to attract and retain key executive officers of the Company.

General

  The Compensation Committee (excluding any member who would not be considered an "outside director" for purposes of Section 162(m) and the regulations thereunder or a "non-employee" director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934) administers the Plan, which permits the granting of a variety of stock and stock based awards, including stock options; the award of restricted shares; the granting of stock appreciation rights; and cash payments to offset the federal, state and local income taxes of participants resulting from awards under the Plan, all as more fully described below.

  The Compensation Committee has full authority, consistent with the Plan, to select who will receive awards, to determine the types of awards to be granted and the times of grant, to determine the number of shares to be covered by any award, to determine the terms and conditions of any award, to adopt, amend and rescind rules and regulations for the administration of the Plan, to interpret the Plan and to decide any questions and settle all controversies and disputes which may arise in connection with the Plan, and, in general, to waive compliance by a participant with any obligation to be performed by the participant under the award.

  Persons eligible to participate in the Plan are those key employees of the Company and its subsidiaries who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company or its subsidiaries. Approximately 28 employees are currently eligible to participate in the Plan. The Plan limits the terms of awards to ten years and prohibit the granting of awards more than ten years after November 14, 1997.

  If Proposal No. 2 is adopted, the maximum number of shares of Common Stock that may be delivered under the Plan is 1,150,000. Awards and shares of Common Stock that are forfeited or reacquired, and awards that are satisfied without the issuance of shares of Common Stock, are not counted towards this maximum limit. The number of shares for which options or stock appreciation rights (intended to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986 (the "Code")) may be granted to any one individual in any calendar year is limited to 100,000. If Proposal No. 2 is adopted, the number will be increased to 200,000. The stock option awards set forth in the table below are subject to stockholder approval of Proposal No.
2. Therefore, approval of Proposal No. 2 by the stockholders at the 2000 Annual Meeting will constitute approval of the option grants.

  Stock Options. The Plan permits the granting of non-transferable incentive stock options under Section 422 of the Code ("ISOs") and stock options that do not so qualify ("non-statutory options"). The option exercise price of each option will be determined by the Committee but shall not be less than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of the shares on the date immediately preceding the date of grant. At November 9, 1999, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape was $41.19.

  The term of each option may not exceed ten years (five years in the case of an ISO granted to a 10% stockholder) from the date the option was granted or such earlier date as may be specified by the Committee at the time the option is granted. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The exercise price of an option is payable in cash or, if the option so provides, through the delivery of previously acquired shares of Common Stock, delivery of the participant's promissory note, or a combination of these payment methods. In the event of termination of employment by reason of death or total and permanent disability, each option held by the employee will become fully exercisable and will remain exercisable for two years in the case of death and one year in the case of disability (subject to the limitation relating to maximum exercise period).

  In the event of termination of employment other than by reason of death or total and permanent disability, all options held by the employee that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months, subject to the stated term of the option, unless the employee has confessed to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his or her employment with the Company, in which case the entire option shall terminate immediately.

  Stock Appreciation Rights. The Committee may also grant non-transferable stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of Common Stock, not greater in value than the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights shall be subject to such terms and conditions as may be determined by the Committee. The provisions described above relating to the exercisability of options upon termination of employment as a result of death, disability or otherwise will also apply to stock appreciation rights.

  Restricted Stock. The Committee may also grant restricted stock awards subject to such conditions and restrictions, including vesting, as the Committee may determine at the time of grant. The purchase price (if any) for restricted stock awards under the Plan may not exceed par value. The Committee may at any time waive such restrictions, including through accelerated vesting. Shares of restricted stock will be non-transferable and if a participant who holds shares of restricted stock ceases for any reason (other than death or total and permanent disability) to be employed prior to the lapse or waiver of the restrictions, the Company may require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them. If the employee's employment terminates because of death or total and permanent disability, all restrictions on restricted stock held by the employee shall lapse. Prior to the lapse of restrictions on shares of restricted stock the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted stock under the Plan or specifically set forth in the award agreement.

  Cash Awards. In connection with any awards, the Committee may, in its discretion, provide at any time for a cash award to the recipient equal to the amount of any federal, state and local income tax for ordinary income for which the recipient would be liable with respect to the award, plus the additional amount of a grossed-up basis necessary to make the employee whole after tax and discharge all the employee's income tax liabilities arising from such payments.

  Adjustments for Stock Dividends, Merger, etc. The Committee will be required to make appropriate adjustments in connection with awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, in which the Company effectively is not the surviving corporation, options and stock appreciation rights will terminate, but prior to such event, the Committee may arrange for substitute grants from the successor corporation.

  Effect, Discontinuance, Amendment and Termination. The Committee may at any time discontinue granting awards under the Plan. The Committee may at any time or times amend the Plan or any outstanding award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at any time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that no such amendment shall, without the approval of the shareholders of the Company, effect a change to the Plan for which stockholder approval would at the time be required to maintain qualification or exemption of the Plan under Section 422 or Section 162(m)(4) of the Code.

  On November 9, 1999, the Compensation Committee granted stock options to purchase shares of the Company's Common Stock under the Plan subject to the approval of Proposal No. 2 by the stockholders at the 2000 Annual Meeting, as described in the following table. Approval by the stockholders of Proposal No. 2 shall also constitute approval of such awards.

                                                  Number of       Grant Date
                                            Securities Underlying  Present
Name                                           Options Granted     Value(1)
----                                        --------------------- ----------
Lewis Rubin                                        200,000        $2,891,351
William H. Franz                                   100,000         1,445,675
Michael J. Soja                                     65,000           939,689
Jordan L. Ayers                                     40,000           578,270
Jeffrey R. Blum                                     65,000           939,689
Current Executive Officers as a group,
 including those named above                       470,000         6,794,674
Current Non-Executive Directors as a group             N/A               N/A
Current Non-Executive Employees as a group               0                 0

--------
(1) This is a hypothetical valuation as of the grant date using a modified Black-Scholes valuation formula pursuant to Securities and Exchange Commission regulations and does not reflect the actual value of the option awards at any given time. The Black-Scholes model assumed (a) an option term of 5 years, (b) a risk-free interest rate of 5.9% (the yield on 5-year U.S. Treasury securities), (c) a standard deviation of stock-return of 26%, and (d) a dividend yield of 0%. The standard deviation of stock return represents a statistical measure intended to reflect the anticipated fluctuation of price movements over the life of the option.

Federal Income Tax Consequences

  The following discussion summarizes certain federal income tax consequences associated with stock option awards under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

  Incentive Options. In general, no taxable income will be realized by the optionee for regular income tax purposes upon the grant or exercise of an ISO. However, the exercise of an ISO may result in alternative minimum tax liability for the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after the date of exercise will produce ordinary income to the optionee (and a deduction to the Company) equal to the excess of the value of the shares at the time of exercise over the option price. Any additional gain recognized in the disposition will be treated as capital gain by the optionee and no additional deduction will be allowed to the Company for federal income tax purposes. Any loss sustained will be a capital loss for the optionee.

  Non-Statutory Options. No income will be realized by an optionee at the time a non-statutory option is granted. Generally, (a) at exercise, ordinary income would be realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and a tax deduction for the same amount would be available to the Company, and (b) upon a later sale or exchange, appreciation or depreciation after the date of exercise would be treated as either short-term or long-term capital gain or loss depending on the tax holding period applicable to the shares. Generally, an ISO that is exercised more than three months following termination of employment (other than termination by reason of death) would be treated as a non-statutory option.

  Section 162(m). Section 162(m) of the Code limits to $1 million the deduction a public corporation may claim in any year for compensation to any of certain key officers. There are a number of exceptions to the deduction limitation, including an exception for qualifying performance-based compensation.

Recommendation of the Board of Directors FOR this Proposal.

  The Board of Directors has approved the amendments to (i) increase from 500,000 to 1,150,000 the number of shares of common stock reserved for issuance under the Plan and (ii) increase the number of shares for which options or stock appreciation rights may be granted to any one individual in any calendar year from 100,000 to 200,000 and recommends that the stockholders vote "FOR" Proposal 2. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

                                  PROPOSAL 3

                APPROVAL OF AMENDMENTS TO THE XTRA CORPORATION
               1991 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

  On November 9, 1999, the Board of Directors adopted amendments (the "Amendments") to the XTRA Corporation 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan"), to (i) increase from 1,000 to 3,000 the number of shares for which options will be awarded annually to directors, and (ii) increase from 4,000 to 6,000 the number of shares for which options will be awarded to newly elected directors. The Board of Directors believes that it is important to make these Amendments in order to continue to attract and retain key directors of the Company.

General

  Under the 1991 Plan, each director who is not an employee of the Company (each an "Eligible Director") was awarded options to purchase 4,000 shares of the Company's Common Stock upon either the adoption of the Plan or election to the Board. If Proposal No. 3 is adopted, Eligible Directors would receive options to purchase 6,000 shares of the Company's Common Stock upon initial election to the Board. If Proposal No. 3 is adopted, each Eligible Director on the day immediately succeeding the day of each annual meeting of the stockholders of the Company would receive options covering 3,000 shares at an exercise price for each option of 100% of fair market value (as defined in the 1991 Plan) on the date of award. Options become exercisable on the earlier of
(i) the first anniversary of the date of grant or (ii) the date immediately prior to the date of the next annual meeting of stockholders following the grant date provided that such date is at least 355 days after such grant date. 100,000 shares, subject to adjustments as described below, have been authorized for delivery upon exercise of options under the 1991 Plan. The 1991 Plan is administered by the Compensation Committee of the Board of Directors.

  The exercise price of the options under the 1991 Plan may be paid in cash or by check, bank draft or money order or by delivery of shares of the Company's Common Stock or by any combination of cash and Common Stock. The maximum term of each option is five years, and no options may be awarded under the Plan after August 5, 2001. All options are non-transferable, except by will or by the laws of descent and distribution. Upon the death of any Eligible Director, all options issued to him but not then exercisable shall terminate. Options that are exercisable at the time of death may be exercised by his administrator or executor, or by the person to whom the option is transferred by will or the applicable laws of descent and distribution, at any time within the three-year period ending with the third anniversary of the Director's death, subject in each case to the maximum option term. If an Eligible Director's service for the Company terminates for any reason other than death, all options held by the director that are not exercisable shall terminate and options that are exercisable on the date of termination may be exercised for a period of three months thereafter, subject in each case to the maximum option term.

  In the event of a stock dividend, stock split, combination of shares, recapitalization or other change in the Company's capital stock, the number and kind of shares subject to options, the exercise price and other relevant provisions under the 1991 Plan will be appropriately adjusted. In the event of a merger or consolidation of the Company, a sale of all or substantially all assets or dissolution or liquidation of the Company, all options outstanding will become immediately exercisable, unless the Compensation Committee arranges that the successor or surviving corporation grants replacement options.

  The Committee may at any time or times amend the 1991 Plan for any purpose which may at the time be permitted by law, or may at any time terminate the 1991 Plan as to any further grants of options, provided that no such amendment shall, without the approval of the shareholders of the Company, increase the maximum number of shares available under the 1991 Plan, increase the number of options granted to Eligible Directors, amend the definition of Eligible Directors so as to enlarge the group of directors eligible to receive options under the 1991 Plan, reduce the price at which options may be granted, change or extend the times at which options may be granted or amend the amendment provisions of the 1991 Plan. However, no such action shall adversely affect any rights under outstanding awards without the Director's consent.

Federal Income Tax Consequences

  The following discussion summarizes certain federal income tax consequences associated with stock option awards under the 1991 Plan. The summary does not purport to cover other federal tax consequences that may be associated with the 1991 Plan, nor does it cover state, local or non-U.S. taxes.

  The grant of a non-qualified stock option under the 1991 Plan will not result in the recognition of taxable income to the director or in a deduction to the Company. Upon exercise, a director will recognize income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option over the exercise price of the option. The Company is entitled to a tax deduction equal to the amount of such income. Gain or loss upon a subsequent sale of any common stock received upon the exercise of a non-qualified stock option is taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold).

  If a director exercises an option by surrendering previously acquired stock, no gain or loss is recognized on the exchange for an equivalent number of new shares. The director will realize ordinary income, and the Company will be entitled to a corresponding deduction equal to the fair market value of any new shares received in excess of the number of previously acquired shares surrendered in the exchange, less any cash paid.

Recommendation of the Board of Directors FOR this Proposal.

  The Board of Directors has approved amendments to the 1991 Plan, to: (i) increase the number of shares covered by options awarded annually to directors from 1,000 to 3,000, and (ii) increase from 4,000 to 6,000 the number of shares for which options will be awarded to newly elected directors and recommends that the stockholders vote "FOR" Proposal 3. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

                               OTHER INFORMATION

Auditors

  Representatives of Arthur Andersen LLP, the auditors for the Company's 1999 fiscal year, are expected to attend the 2000 Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer appropriate questions from the stockholders.

Outstanding Voting Securities

  On November 9, 1999, there were outstanding and entitled to vote 12,812,400 shares of the Common Stock, $.50 par value, of the Company, constituting the only class of outstanding voting securities.

Quorum, Voting of Proxies, Required Vote and Method of Tabulation

  Consistent with state law and under the Company's By-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

  Proxies will be voted as specified by the stockholders. If specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director specified above, "FOR" the approval of Proposal 2, and "FOR" the approval of Proposal 3 of the accompanying Notice of 2000 Annual Meeting of Stockholders.

  Directors will be elected by a plurality of the votes properly cast for the election of directors at the meeting. A majority of the votes present and entitled to vote on the matter is necessary to approve each of Proposal 2 and Proposal 3 of the accompanying Notice of 2000 Annual Meeting of Stockholders.

  The election inspectors will count the total number of votes cast "FOR" approval of each of Proposal 2 and Proposal 3 for purposes of determining whether sufficient affirmative votes have been cast. Because the required vote of the stockholders on each of Proposal 2 and Proposal 3 is based on the total number of the shares presented and entitled to vote, any abstention will have the effect of an "AGAINST" vote with respect to each proposal, while a "broker non-vote" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will not be treated as being a vote cast on each of Proposal 2 and Proposal 3.

Beneficial Ownership of more than Five Percent of the Voting Securities

  The only persons or entities known to the Company to be the beneficial owner of five percent or more of the Company's voting securities are as follows:

                                                    Amount and
                                                    Nature of   Percent
                                        Title of    Beneficial    of
Name and Address of Beneficial Owner     Class     Ownership(1)  Class
------------------------------------  ------------ ------------ -------
Tiger Management                      Common Stock  3,916,294      31%
101 Park Avenue
New York, New York 10172

Ontario Teachers' Pension Plan Board  Common Stock  1,346,814      11%
5650 Yonge Street, 5th Floor
Toronto, Ontario, Canada M2M 4H5

Westport Asset Management, Inc.       Common Stock  1,324,600      10%
253 Riverside Avenue
Westport, Connecticut 06880

American Century Companies, Inc.      Common Stock    971,100       8%
4500 Main Street
Kansas City, Missouri 64111

--------
(1) Nature of beneficial ownership is direct and arises from sole voting and investment power, unless otherwise noted by footnote.

  Information with respect to beneficial ownership of the Company's Common Stock is based in part upon information contained in filings with the Securities and Exchange Commission and in part on information obtained directly from the holders. The percentages shown in the foregoing table have been computed on the basis of shares outstanding on November 9, 1999. The number of shares reported as held for each of Westport Asset Management Inc. and American Century Companies, Inc. was as of November 9, 1999, for Tiger Management was as of September 30, 1999 and for Ontario Teachers' Pension Plan Board was as of November 30, 1999.

Annual Report

  The Annual Report of the Company for the fiscal year ended September 30, 1999 has been mailed to all stockholders.

Stockholder Proposals and Director Nominations

  Stockholder proposals intended to be presented at the 2001 Annual Meeting must be received by the Company on or before August 24, 2000 for inclusion in the proxy material for that meeting. Any such proposals should be mailed to:
Secretary, XTRA Corporation, Nyala Farms Corporate Center, 200 Nyala Farms Road, Westport, Connecticut 06880.

  The Company's By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors and other stockholder proposals (whether or not such proposals are to be included in the Company's proxy material). A notice regarding stockholder nominations for director or other stockholder proposals must be received by the Secretary of the

Company not less than 90 days prior to the first anniversary of the date of the last annual meeting. Accordingly, with respect to the 2001 Annual Meeting, the notice must be received by the Secretary of the Company by October 28, 2000. Any such notice must contain certain specified information concerning the persons to be nominated or the proposal being made and the stockholder submitting the nomination or proposal, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any director nomination or other stockholder proposal not made in compliance with such advance notice requirements.

  If a stockholder wishing to present a proposal at the 2001 Annual Meeting (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by September 13, 2000, the proxies the Company's management receives for the meeting will accord management discretionary authority to vote on that stockholder's proposal if it is properly brought before the meeting.

Solicitation

  Proxies may be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone, facsimile or otherwise, but such persons will not be specially compensated for such service. Banks and brokers will be requested to solicit proxies from their customers, where appropriate, and the Company will reimburse them for their reasonable expenses. The cost of such solicitation will be borne by the Company. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $4,000 plus out-of-pocket expenses.

Other Matters

  The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the meeting. If other matters come before the meeting, the persons named as proxies intend to vote in accordance with their judgment.

                               XTRA CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



 The undersigned hereby appoints as proxies, each with power of substitution, Robert B. Goergen and Lewis Rubin, or any of them, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of XTRA Corporation (the "Company") held of record by the undersigned on December 6, 1999, at the Annual Meeting of Stockholders to be held January 26, 2000 at Ropes & Gray, One International Place, 36th Floor, Boston, Massachusetts 02110, and at any adjournments thereof. The proxies appointed shall act by a majority of such of them as shall be present at the meeting, or if only one is present, by that one. The undersigned hereby revokes any proxies heretofore given.



Please sign and date this proxy on                     SEE REVERSE
the reverse side where indicated                            SIDE

[X]   Please mark votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR ITEM 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 BELOW.

1.  To elect a Board of Directors for the ensuing year.

NOMINEES: Michael D. Bills, H. William Brown, Michael N. Christodolou,
          Robert B. Goergen, Lewis Rubin and Martin L. Solomon



                    FOR ALL NOMINEES    WITHHELD FROM ALL NOMINEES

                           [_]                     [_]


[_]
For all nominees except as noted above

2.  To approve amendments to the XTRA Corporation 1997 Stock Incentive Plan to:
    (i) increase the number of shares reserved for issuance under the plan from 500,000 to 1,150,000 and (ii) increase the number of shares for which options or stock appreciation rights may be granted to any individual in any calendar year from 100,000 to 200,000.

       FOR        AGAINST      ABSTAIN
       [_]          [_]          [_]

3. To approve amendments to the 1991 XTRA Corporation Stock Option Plan for Non-Employee Directors to: (i ) increase the number of shares covered by options awarded annually to directors from 1,000 to 3,000 and (ii) increase from 4,000 to 6,000 the number of shares for which options will be awarded to newly elected directors.

       FOR        AGAINST      ABSTAIN
       [_]          [_]          [_]

4. The proxies have, in their discretion, the authority to vote upon such other matters as may properly come before the meeting and any adjournments thereof.

[ ] MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon.

All joint owners should sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian for a minor, please give full title as such. If a corporation, please sign full corporate name and indicate the signer's office. If a partnership, sign in partnership name.


Signature_______________________________________________ Date________________


Signature_______________________________________________ Date________________